Exhibit 99.1

News Release

Contacts:
First Solar, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer	Investor Relations
(602) 414 -9300	(212) 766 -1800
investor@firstsolar.com	investor@firstsolar.com
First Solar, Inc. Announces 2007 Second Quarter Financial Results
PHOENIX, AZ — July 31, 2007 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the second quarter ended June 30, 2007. Quarterly revenues were $77.2 million, up from $66.9 million in the first quarter of fiscal 2007 and up from $27.9 million in the second quarter of fiscal 2006.
Net income for the second quarter of fiscal 2007 was $44.4 million, or $0.58 per share on a fully diluted basis, compared to net income of $5.0 million, or $0.07 per share on a fully diluted basis for the first quarter of fiscal 2007 and a net loss of $2.5 million for the second quarter of fiscal 2006 or $(0.03) per share on a fully diluted pro-forma basis. Net income for the second quarter of fiscal 2007 includes a one time income tax benefit of $39.2 million, or $0.51 per share on a fully diluted basis, resulting from the reversal of valuation allowances against previously established U.S. deferred income tax assets. The reversal was based upon the Company’s assessment of the future realization of its U.S. deferred income tax assets.
Pro-forma earnings per share for the three months ended July 1, 2006 have been adjusted to give effect to the Company’s equity offerings during 2006, including its initial public offering, as if each occurred on January 1, 2006. The Company believes the pro-forma earnings per share presentation represents a meaningful basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.
On a GAAP fully diluted basis, net income for the second quarter of fiscal 2007 was $0.58 per share, compared to $0.07 per share for the first quarter of fiscal 2007. Net loss for the second quarter of 2006 was $(0.05) per share on a GAAP fully diluted basis.

First Solar will discuss these results and expected results for fiscal 2007 in a conference call scheduled for today at 4:30 p.m. EDT. To participate in the conference call, please dial (800) 289-0544 or (913) 981-5533. Investors may also access a live audio web cast of this conference call on the Investors section of the Company’s website at http://www.firstsolar.com. An audio replay of the web cast will be available approximately two hours after the conclusion of the call. The audio replay will remain available until Friday, August 3, 2007 at 11:59 p.m. EDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering access ID number 5699645.
About First Solar:
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions, and peak time grid constraints.
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The First Solar, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=3052
For First Solar Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships, and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	June 30,	July 1,	June 30,
	2006	2007	2006	2007
Net sales	$27,861	$77,223	$41,485	$144,172
Cost of sales	18,761	48,852	29,113	85,759

Gross profit	9,100	28,371	12,372	58,413

Operating expenses:
Research and development	1,536	3,763	3,055	6,821
Selling, general and administrative	8,133	17,285	14,005	30,975
Production start up	4,062	1,523	6,641	9,997

Total operating expenses	13,731	22,571	23,701	47,793

Operating income (loss)	(4,631)	5,800	(11,329)	10,620
Foreign currency gain (loss)	2,190	21	3,090	(249)
Interest expense	(285)	(1,283)	(708)	(1,484)
Other income (expense), net	242	3,326	591	7,286

Income (loss) before income taxes	(2,484)	7,864	(8,356)	16,173
Income tax benefit	23	36,554	—	33,273

Net income (loss)	$(2,461)	$44,418	$(8,356)	$49,446

Net income (loss) per share:
Basic	$(0.05)	$0.61	$(0.16)	$0.68

Diluted	$(0.05)	$0.58	$(0.16)	$0.65

Weighted-average number of shares used in per share calculations:
Basic	54,358	72,596	52,567	72,472

Diluted	54,358	76,089	52,567	75,740

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	December 30,	June 30,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$308,092	$107,799
Short-term investments	323	207,208
Accounts receivable, net	27,123	13,736
Inventories	16,510	26,848
Economic development funding receivable	27,515	33,757
Deferred tax asset, net — current	—	4,816
Prepaid expenses and other current assets	8,959	29,923

Total current assets	388,522	424,087
Property, plant and equipment, net	178,868	245,559
Restricted investments	8,224	14,023
Deferred tax asset, net – noncurrent	—	34,403
Other noncurrent assets	2,896	5,140

Total assets	$578,510	$723,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$16,339	$22,407
Current portion of long-term debt	3,311	3,327
Accounts payable and accrued expenses	32,083	51,394
Other current liabilities	340	15

Total current liabilities	52,073	77,143
Accrued recycling	3,724	6,448
Long-term debt	61,047	96,477
Other noncurrent liabilities	—	1,134

Total liabilities	116,844	181,202
Commitments and contingencies
Employee stock options on redeemable shares	50,226	60,706
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 72,997,929 shares issued and outstanding at June 30, 2007	72	73
Additional paid-in capital	555,749	575,047
Accumulated deficit	(145,403)	(96,013)
Accumulated other comprehensive income	1,022	2,197

Total stockholders’ equity	411,440	481,304

Total liabilities and stockholders’ equity	$578,510	$723,212

FIRST SOLAR, INC.
PRO-FORMA vs. GAAP EARNINGS PER SHARE
(in thousands, except per share data)
A reconciliation of the denominator used in calculating pro-forma fully diluted earnings per share is as follows:

	Three Months Ended
	July 1,	March 31,	June 30,
	2006	2007	2007
		(Unaudited)
Net income (loss)	$(2,461)	$5,028	$44,418
Weighted-average shares outstanding, diluted	54,358	75,392	76,089
Adjustment to reflect the IPO shares as if they had been outstanding since the beginning of 2006	17,972	—	—

Pro-forma weighted-average shares outstanding, diluted	72,330	75,392	76,089

Net income (loss) per share diluted as reported	$(0.05)	$0.07	$0.58
Net income (loss) per share diluted pro-forma	$(0.03)	$0.07	$0.58